Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “AGREEMENT’) is dated as of the 1st day of April 2011. It is made and entered into by and between Accend Media, a Nevada corporation, located at 8275 S. Eastern Avenue, Suite 200-306, Las Vegas, NV 89123 (hereinafter referred to as the “Company’), and Scott Gerardi, who resides at 3008 Manhattan Avenue, Manhattan Beach, CA 90266 (hereinafter referred to as “Employee”).

RECITALS

WHEREAS, the Company is evaluating a change of control of ownership, whereby the Employee, who is currently CEO/Director of the Company would relinquish his CEO post to become Chief Compliance Officer upon the exchange of the majority of his control shares to the shareholder(s) of the incoming entity.

WHEREAS, Employee has specialized skills, experience and knowledge to help the Company with its business development;

WHEREAS, the Company is desirous of retaining Employee’s services and Employee is desirous of formalizing a new relationship with the Company, and

WHEREAS, the Company is willing to enter into an employment agreement with the Employee to provide services for the Company, but only upon the terms and condition provided for hereinafter,

NOW, THEREFORE, IN CONSIDERATION of the mutual promises made herein and certain additional valuable consideration, as provided for hereafter, it is AGREED, that

1. SERVICES.

Subject to the provisions contained herein, Employee’s title shall be Chief Compliance Officer and maintain a seat on the board of directors. The description of the duties responsibilities and accountabilities shall be, responsible 1) to help the Company complete its required filings with the U.S. Securities and Exchange Commission in a timely manner; 2) to prepare and disseminate press releases for the company; 3) to serve at the Investor Relations liaison for the Company; and 4) communicate on behalf of the Company to resolve SEC and FINRA issues. The Company agrees to retain Employee to provide such services under the terms and conditions set forth herein. Employee agrees to render all services under this Agreement in. a professional and business-like manner and in full accordance with the terms and conditions of this Agreement. During the term of this Agreement, Employee shall devote his energy, skill and best efforts to promote Employers business and affairs and to perform his duties hereunder.

2. COMPENSATION AND TERM.

The Company shall pay the Employee for his loyal and consistent services as follows:

2.1 REMUNERATION AND TERM. For a period of twelve months, commencing on the first of the month following the exchange of Employees shares, the Employee will be paid $4,000 per month. Payment is due at the end of each month following the rendering of services to the Company.

2.2. LOCK-UP OF SHARES. The Employee agrees to lock-up his shares of Accend Media for a period of one year. The lock-up period begins upon the name change of the Company.

2.3 ACCELERATION CLAUSE. If for any reason, the Employee’s services are prematurely terminated by the Company, without cause, the Employee is entitled to $8,000 per month, for the remaining unpaid months of this twelve month agreement.

3. EMPLOYMENT STATUS.

The Company and Employee agree that Employee is an employee of the Company for every purpose. As an employee of the Company, Employee shall be subject to all policies, rules and regulations established by the Company. Employee shall also have the opportunity to participate in all benefit programs established by the Company and approved by the Company. The purpose of this agreement is to define the terms of the employee’s relationship with the Company.

4. INTELLECTUAL PROPERTY.

Prior to accepting the position as Chief Compliance Officer, the Employee desires to transfer certain intellectual property from the Company to the Employee personally. This intellectual property has no bearing on the future business of the Company. It is personal property that was transferred to the Company some time ago, at no cost to the Company, that needs to be returned to the Employee. Specifically this intellectual property includes:

1) Unsub Today Email Suppression List Software and associated domains unsubtoday.com and unsubtoday.net.

2) CYA Click software and associated domain cyaclick.com.

5. TERMINATION.

5.1. Only the Employee can terminate this employment agreement by giving the Company thirty days notice as both director and officer of the Company. The Employer cannot terminate this agreement at will, nor terminate the Employee as a director of the Company.

5.2. The Employer can only terminate this employment agreement, without penalties, by demonstrating willful misconduct, malfeasance, gross negligence or other like conduct adversely affecting the best interests of the Employer, including, without limitation, (i) the failure or neglect by the Employee to perform his duties hereunder; (ii) the commission of any felony against the Company, including, without limitation, any fraud against the Employer, any of its affiliates, clients or customers of the Employer.

6. CONFIDENTIALITY.

6.1. Employee acknowledges he will have access to operating, financial and other information of Employer and customers of the Employer including, without limitation, procedures, business strategies, and prospects and opportunities, techniques, methods and information about, or received by it, from its customers and that divulgence will irreparably harm the Employer (“Confidential Information”). Employee also acknowledges that the foregoing provides Employer with a competitive advantage (or that could be used to the disadvantage of the Employer by a competitor). Employee also acknowledges the interest of the Employer in maintaining the confidentiality of such information and Employee shall not, nor any person acting on behalf of Employee, divulge, disclose or make known in any way or use for the individual benefit of Employee or others any of such Confidential Information. The foregoing is not applicable to such Confidential Information that is established by Employee to be in the public domain otherwise than as a result of its unauthorized disclosure by Employee or any other person.

6.2. The customers of the Employer entrust the Employer with responsibility for their business in the expectation that the Employer will hold all such matters, including in some cases the fact that they are doing business with the Employer and the specific transactions in which they are engaged, in the strictest confidence (“Customer Confidences”). Employee covenants that after the termination of his employment with the Employer, he will hold all Customer Confidences in a fiduciary capacity and will not directly or indirectly disclose or use such information.

6.3. Employee acknowledges that the Employer has a compelling business interest in preventing unfair competition stemming from the use or disclosure of Customer Confidences and Confidential Information in the event that, after any termination on the post-employment activities of Employee, Employee goes to work or becomes affiliated with a competitor of the Employer.

6.4. Employee further acknowledges that all customers he services or dealt with while employed with the Employer are customers of the Employer and not Employee’s personally. Employee also acknowledges that, by virtue of his employment with the Employer, Employee has gained or will gain knowledge of the identity, characteristics and preferences of the customers of the Employer, and that Employee will not use such Customer Confidences and Confidential Information at any time.

7. RETURN OF DOCUMENTS.

On termination of the Employee’s employment with the Company, or at any time upon the request of the Company or its affiliates, the Employee shall return to the Employer all documents, including all copies thereof, and all other property relating to the business or affairs of the Employer, including, without limitation, customer lists, agents or representatives lists, commission schedules and information manuals, letters, materials, reports, lists and records (all such documents and other property being hereinafter referred to collectively as the “Materials”), in his possession or control, no matter from whom or in what manner he may have acquired such property. The Employee acknowledges and agrees that all of the Materials are property of the Employer and releases all claims of right of ownership thereto.

8. BLUE-PENCIL.

If any court of competent jurisdiction shall at any time deem the term of any of the covenants and undertakings of the Employee under Sections 6, 7 and 8 herein too lengthy, the other provisions of those Sections 6, 7 and 8 shall nevertheless stand, the period of restriction shall be deemed to be the longest period permissible by law under the circumstances. The court in each case shall reduce the period of restriction to permissible duration.

9. MUTUAL INDEMNITIES.

THE COMPANY AND EMPLOYEE JOINTLY AGREE TO AND SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS THE OTHER FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, CAUSES OF ACTION, SUITS, AND LIABILITY OF EVERY KIND, INCLUDING ALL EXPENSES OF LITIGATION, COURT COSTS, AND ATTORNEYS’ FEES, FOR INJURY TO OR DEATH OF ANY PERSON, OR FOR DAMAGE TO ANY PROPERTY, ARISING OUT OF EITHER NEGLIGENCE OR MISCONDUCT IN CONNECTION WITH THE WORK DONE BY EMPLOYEE UNDER THIS AGREEMENT; PROVIDED THAT THIS INDEMNIFICATION SHALL NOT APPLY IN THE EVENT OF ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY THE EMPLOYEE.

10. ASSIGNMENT OF CONTRACT.

The Employee may not assign his rights under this Agreement without the written consent of the Company.

11. GOVERNING LAW.

This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflict of laws. Any disputes with respect to the interpretation of this Agreement or the rights and obligations of the parties hereto shall be exclusively brought in any federal or state court of competent jurisdiction located in the City of Las Vegas, State of Nevada. Each of the parties waives any right to object to the jurisdiction or venue of such courts or to claim that such courts are an inconvenient forum.

12. ENTIRE AGREEMENT AMENDMENT.

This Agreement constitutes the entire Agreement, representation and understanding of the parties hereto with respect to the subject matter hereof, and no amendment or modification shall be valid or binding unless made in writing and signed by the parties to this Agreement. This Agreement supersedes any and all other agreements, either oral or written, between the Company and Employee with respect to the subject matter hereof, and contains all of the covenants and agreements between the parties relating in any way to Employee’s services for the Company.

13. NOTICES.

All notices or other communications required or permitted hereunder shall be in writing. All notices or other required or permitted communications shall be delivered or sent, as the case may be, by any of the following methods: (i) personal delivery; (ii) overnight commercial carrier;- or (iii) registered or certified mail, postage prepaid, return receipt requested. Receipt and effective delivery shall occur upon the earlier of the following: (a) If personally delivered, the date of delivery to the address of the person to receive such notice; (b) If delivered by overnight commercial earner, one day following the receipt of such communication by such carrier from the sender as shown on the sender’s delivery invoice from such carrier; or (c) If mailed, two (2) business days after the date of posting by the United States post office. No notice or other required or permitted communication shall be effective unless and until received.

14. MODIFICATION AND WAIVER.

No change or modification of this Agreement shall be valid or binding upon the parties hereto unless such change or modification shall be in writing and signed by the Company and Employee. No course of dealing between the Company and Employee, nor any waiver by the Company of a breach of any provision of this Agreement, or delay in exercising any right under this Agreement, shall operate or be construed as a waiver of any subsequent breach by Employee.

15. REMEDIES FOR BREACH.

Employee recognizes and acknowledges that the remedy at law for a breach by Employee of any of the covenants contained in this Agreement shall be inadequate. Employee agrees that the Company, in addition to all other legal and equitable remedies it may have, shall have the right to injunctive relief to enforce the provisions of this Agreement if there is such a breach or threatened breach. The Company hereby expressly reserves the right to offset any costs it incurs as a result of any breach of this Agreement by Employee against any amounts payable to Employee hereunder and the right to -terminate this Agreement upon written notice for a breach of this Agreement by Employee. Both parties shall have all other rights and remedies available at law or in equity for a breach or threatened breach of this Agreement. Employee agrees that all sums payable to it under this Agreement shall be available to the Company to satisfy Employee’s breach of this Agreement and to satisfy Employee’s indemnity agreement set forth herein. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable costs and attorneys’ fees from the other party.

16. REMOVAL OF ILLEGAL, INVALID-OR UNENFORCEABLE PROVISIONS.

If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision may be removed. Thereafter, the Agreement shall be considered to be legal, valid or enforceable provision as though the removed provision had never comprised a part of the Agreement. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by their removal from this Agreement.

17. NO PARTNERSHIP OR JOINT VENTURE.

Nothing in this Agreement is either intended and should not in any way be construed to create any form of joint venture, partnership or agency relationship of any kind between the Company and Employee. The parties expressly disclaim any intention of any kind to create any such relationship between themselves.

IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed on the date first set forth above.

Accend Media

(“The Company”)

/s/ Scott Gerardi

By: Scott Gerardi

Title: President

Date: March 23, 2012

Scott Gerardi

("EMPLOYEE"):

s/ Scott Gerardi

By: Scott Gerardi

Date: March 23, 2012